Exhibit 16.1

KPMG LLP
500 E. Middlefield Road
Mountain View, CA 94043

October 9, 2007

Securities and Exchange Commission.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Turnstone Systems, Inc. (Turnstone) and, under the date of March 31, 2007, we reported on the consolidated financial statements of Turnstone as of and for the years ended December 31, 2006 and 2005. On October 4, 2007, we were dismissed. We have read Turnstone’s statements included under Item 4.01 of its Form 8-K dated October 4, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Turnstone’s statement that the Board of Directors of the Company unanimously approved the replacement of KPMG LLP with Squar, Milner, Peterson, Miranda and Williamson, LLP as the Company’s independent public accountants, effective immediately and the statements in the last paragraph

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative